UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 10, 2013

Woodward, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-08408	36-1984010
( State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 E. Drake Road Fort Collins, Colorado	80525
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 482-5811

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 10, 2013, Woodward, Inc. (the “Registrant”) entered into a Credit Agreement (the “New Revolver Agreement”), by and among the Registrant, certain foreign subsidiary borrowers of the Registrant from time to time parties thereto, the institutions from time to time parties thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents, U.S. Bank National Association, as documentation agent, and Wells Fargo Securities, LLC, JPMorgan Securities, LLC, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers and book runners. The New Revolver Agreement replaces the 2012 Revolver Agreement (as defined under Item 1.02 below) and matures on July 10, 2018.

As compared to the 2012 Revolver Agreement, the New Revolver Agreement increases the initial commitment from $400,000,000 to $600,000,000 and maintains the option to expand the commitment by $200,000,000, for a total of up to $800,000,000. The New Revolver Agreement generally bears interest at LIBOR (or, for loans denominated in Canadian dollars, CDOR) plus 0.85% to 1.65%, which is due quarterly in arrears on any outstanding borrowings. Proceeds from the New Revolver Agreement may be used for general corporate purposes and the ongoing working capital needs of the Registrant and its subsidiaries, including acquisition financing, capital expenditures and the refinancing of the 2012 Revolver Agreement and other existing indebtedness.

The New Revolver Agreement contains representations and warranties, affirmative and negative covenants, including financial covenants regarding maximum leverage ratio and minimum consolidated net worth, and events of default that are customary and generally consistent with the terms of the 2012 Revolver Agreement, subject to various changes to the affirmative and negative covenants consistent with the increase in the commitment described above, and additional covenant relief from the covenants contained in the 2012 Revolver Agreement. These changes include, with respect to the financial covenants, (i) subject to certain additional restrictions contained in the New Revolver Agreement, increasing the maximum permitted leverage ratio of the Registrant and its consolidated subsidiaries from 3.50:1.00 to 4.00:1.00 for the fiscal quarter (and the immediately following fiscal quarter) during which a permitted acquisition occurs and to 3.75:1.00 for the next two succeeding fiscal quarters, and (ii) increasing the minimum required consolidated net worth of the Registrant from a base of $725,000,000 to a base of $800,000,000, plus 50% of the Registrant’s positive net income for the prior fiscal year and plus 50% of the Registrant’s net cash proceeds resulting from certain issuances of stock, subject to certain adjustments. The New Revolver Agreement also includes customary conditions precedent to the making of advances and the issuance of letters of credit.

Upon the occurrence of a Default (as defined in the New Revolver Agreement), all amounts outstanding under the New Revolver Agreement, including principal, accrued interest, and any other fees may, and in the case of certain bankruptcy-related Defaults will, be accelerated and become immediately due and payable.

The Registrant’s obligations under the New Revolver Agreement are guaranteed by Woodward FST, Inc., Woodward MPC, Inc. and Woodward HRT, Inc., each of which is a wholly owned subsidiary of the Registrant.

The Registrant has other relationships, including financial advisory and banking, with some parties to the New Revolver Agreement.

The foregoing description of the New Revolver Agreement and related matters is qualified in its entirety by reference to the New Revolver Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the press release announcing the Registrant’s entry into the New Revolver Agreement is filed as Exhibit 99.1 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the Registrant’s entry into the New Revolver Agreement, on July 10, 2013, the Registrant terminated the Third Amended and Restated Credit Agreement, dated as of January 4, 2012 (the “2012 Revolver Agreement”), by and among the Registrant, certain foreign subsidiary borrowers of the Registrant from time to time parties thereto, the institutions from time to time parties thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as co-syndication agents, Bank of America, N.A. and U.S. Bank National Association, as co-documentation agents, and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as joint lead arrangers and book runners. The 2012 Revolver Agreement was to expire January 2017.

The Registrant has other relationships, including financial advisory and banking, with some parties to the 2012 Revolver Agreement.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the New Revolver Agreement is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the New Revolver Agreement is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement

99.1	Press Release, dated July 10, 2013, of Woodward, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOODWARD, INC.
Date: July 16, 2013
	By:	/s/ A. Christopher Fawzy
Name: A. Christopher Fawzy
Title: Corporate Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement

99.1	Press Release, dated July 10, 2013, of Woodward, Inc.